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LETTER OF AUTHORIZATION - N.Degrees 008/2004/PVCP/SPV N. Degrees      - ANATEL

                                            LETTER OF AUTHORIZATION FOR
                                            OPERATION OF PERSONAL COMMUNICATION
                                            SYSTEMS SERVICES, SIGNED BY AND
                                            BETWEEN BRAZIL'S NATIONAL
                                            TELECOMMUNICATIONS AGENCY - ANATEL
                                            AND TELEMIG CELULAR S.A.

Brazil's NATIONAL TELECOMMUNICATIONS AGENCY (AGENCIA NACIONAL DE TELECOMUNICACOES) - ANATEL, hereinafter "ANATEL", a Federal Government entity pursuant to Federal Law n. Degrees 9.472, dated July 16th, 1997, the TELECOMMUNICATIONS ACT [Lei Geral de Telecomunicacoes - LGT], Corporate Taxpayer Identification Number 02.030.715/0001-12, represented herein by the Chairman of the Board of Directors of ANATEL, PEDRO JAIME ZILLER DE ARAUJO, jointly with the member of the Board, ANTONIO CARLOS VALENTE DA SILVA, AND TELEMIG CELULAR S.A., CNPJ Corporate Taxpayer Identification Number 02.320.739/001-06, represented herein by its president, JOAO COX NETO, Brazilian, married, economist, bearer of ID n. Degrees 3.944.885 SSP/BA and federal taxpayer identification number 239.577.781-15 and, by his director superintendent, RICARDO GRAU, Brazilian, married, business administrator, bearer of ID n. Degrees 12.147.806 SSP/DF and federal taxpayer identification number 093.310.178-39, both with offices at Rua Levindo Lopes, 258 - 8th floor - Savassi CEP 30140-170 - Belo Horizonte/MG, hereinafter "AUTHORIZED PARTY", hereby sign this LETTER OF AUTHORIZATION, ANATEL Process n.Degrees 53500 000366/2004, to be governed by the following provisions:

                                    SECTION I
                     PURPOSE, AREA AND TERM OF AUTHORIZATION

PROVISION 1.1 - The purpose of this Letter is to grant Authorization for the operation of the Personal Communications System (PCS) [Servico Movel Pessoal - SMP], on a private basis, in the geographical area of Minas Gerais State, except in the municipalities of Arapora, Araujos, Campina Verde, Campo Florido, Campos Altos, Canapolis, Capinopolis, Carmo do Paranaiba, Carneirinhos, Centralina, Comendador Gomes, Conceicao das Alagoas, Corrego Danta, Cruzeiro da Fortaleza, Frutal, Gurinhata, Ibiraci, Igaratinga, Iguatama, Indianapolis, Ipiacu, Itapagipe, Ituiutaba, Iturama, Uniao de Minas, Lagamar, Lagoa Formosa, Lagoa Grande, Limeira D'Oeste, Luz, Maravilhas, Moema, Monte Alegre de Minas, Monte Santo de Minas, Nova Ponte, Nova Serrana, Papagaios, Para de Minas, Patos de Minas, Pedrinopolis, Pequi, Perdigao, Pirajuba, Pitangui, Planura, Prata, Presidente Olegario, Rio Paranaiba, Santa Juliana, Santa Vitoria, Sao Francisco de Sales, Sao Jose da Varginha, Tupaciguara, Uberaba, Delta, Uberlandia e Vazante, all in Minas Gerais State in Region I of PGA-SMP.

SECTION 1 - For the purposes of this Authorization, the Personal Communication System is construed as a service rendered on a private basis, according to ANATEL regulations, and, especially, under the provisions of the Statute of the PCS and the General Plan of Authorizations of PCS.

SECTION 2 - The following Authorization is issued according to article 214, item V, of LGT and to the Rules for Adjusting Concession Agreements and Mobile Cellular Telephone Services - SMC for the Personal Communication System - PCS, approved by ANATEL Resolution n.Degrees 318, of

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September 27th, 2002, and amended by ANATEL Resolution n.Degrees 326, of
November 28th, 2002, hereinafter "ADJUSTMENT RULES" superseding the Concession Agreement of SMC n. Degrees 0010/97- DOTC-SFO-MC, of November 4th, 1997, Official Gazette of November 5th, 1997, hereinafter "SUPERSEDED AGREEMENT".

PROVISION 1.2 - Personal Communication System is the overland mobile telecommunication service of collective interest which allows communication among mobile stations, and between mobile stations and other stations, taking into consideration the provisions of the regulation.

PROVISION 1.3 - THE AUTHORIZED PARTY has the right to operate the industrial facilities required for the performance of the services, taking into consideration the provisions of the regulation, as well as provisions 154 and 155 of LGT.

PROVISION 1.4 - The term of this authorization for PCS operation is open-ended.

PROVISION 1.5 - The service must be operated by the AUTHORIZED PARTY using the sub-range of radio frequencies provided in the SUPERSEDED AGREEMENT, indicated below:

      Transmission of the Mobile Station: 824,0 a 835,0 MHz / 845,0 a 846,5 MHz

      Transmission of the Radiobase Station: 869,0 a 880,0 MHz / 890,0 a 891,5
      MHz

PROVISION 1.6 - The right to use the radio frequencies mentioned in the previous provision will expire on April 29th 2008, corresponding to the outstanding term, extendable, only once, for 15 (fifteen) years, this extension to be subject to payment.

SECTION 1 - The use of the radio frequency will take place on a primary basis and is restricted to the respective Area of Operation.

SECTION 2 - The right to use the radio frequency is conditioned to its efficient use.

SECTION 3 - ANATEL may authorize sharing of the radio frequency, as long as this sharing does not imply in prejudicial interference nor impose limitation to the offering of PCS.

PROVISION 1.7 - THE AUTHORIZED PARTY, to extend its right to use the radio frequencies hereunder, shall pay, every two years, during the extension period, fees corresponding to 2% (two percent) of its revenue in the year previous to the payment, from PCS, free of the applicable taxes and social contributions.

SECTION 1 The calculation of the amount mentioned in the first part of this Provision will take into account the net income resulting from the offering of the Service Plans, Basic and Alternative, subject matter of this Authorization.

SECTION 2 The percentage calculated in this Provision will always be related to the income, free of the applicable taxes and social contributions, calculated between January and December of the previous year and drawn from the financial statements prepared according to accepted rules of accounting approved by the AUTHORIZED PARTY's management and audited by independent auditors, and the payment is due on April 30th of the year following that for which the fees were calculated.

SECTION 3 The first installment of the fee is due on April 30th, 2010, the calculation being based on the net income calculated from January 1st to December 31st of 2009, and the following installments are due every twenty four months, their total based on the calculation of the revenue of the previous year.

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SECTION 4 Any delay in the payment of the fees provided hereunder will lead to the charging of a late fine of 0.33% (zero point thirty three percent) per day, up to a limit of 10% (ten percent), plus the SELIC reference rate for Federal bonds, applied to the amount of debt considering all days in arrears.

PROVISION 1.8 - The request for the extension of the right to use radiofrequencies must be submitted to ANATEL at least thirty months prior to the expiration date of the original term.

SOLE PARAGRAPH. Said request will only be denied if the party in question is not using the radiofrequencies in a rational and correct manner, if it has incurred in repeated breaches in its activities or if it is necessary to change the type of use of the radiofrequency.

PROVISION 1.9 - ANATEL is authorized to initiate a new process of granting authorization for the operation of PCS if the request for extension is not submitted within at the most twenty four months prior to the expiration of the original term.

                                   SECTION II
                              VALUE OF REPLACEMENT

PROVISION 2.1 - The value of the replacement of the SUPERSEDED AGREEMENT by this LETTER OF AUTHORIZATION is R$ 9,000.00 (nine thousand reais).

SOLE PARAGRAPH. The non-payment of the outstanding portions, related to previously assumed obligations incurred by the Concession or Authorization of the Mobile Cellular Service (SMC) will imply in the forfeit of this Authorization, in addition to the application of other stipulated penalties.

                                   SECTION III
             MANNER, FORM AND CONDITIONS FOR PROVIDING THE SERVICES

PROVISION 3.1 - The AUTHORIZED PARTY undertakes to provide the services hereunder in a manner allowing the total fulfillment of the obligations inherent to the services provided on a private basis, in compliance with the criteria, formulas and parameters defined herein.

SOLE PARAGRAPH. The failure to fulfill the obligations related to the subject matter hereof will subject the AUTHORIZED PARTY to the sanctions provided herein, allowing a temporary suspension by ANATEL and, as the case may be, a declaration of forfeiture of this Authorization, pursuant to art. 137 of the LGT.

PROVISION 3.2 - AUTHORIZED PARTY will operate the services hereunder at its own account and risk, within the system of broad and fair competition established by LGT, and will be remunerated for the prices charged, as provided herein.

SECTION 1 AUTHORIZED PARTY shall have no right to any type of exclusivity, or any form of assurance of economic/financial balance, nor can it claim any rights as to the admission of new providers of the same service.

SECTION 2 AUTHORIZED PARTY shall have no vested right in the permanence of the conditions which go into effect on the date of issue hereof or the startup of activities, and should comply with any new conditions imposed by current laws or regulations.

SECTION 3 The rules shall provide sufficient time to adapt to any new conditions.

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PROVISION 3.3 - AUTHORIZED PARTY shall maintain free access to public emergency services, as established in the regulation.

PROVISION 3.4 - AUTHORIZED PARTY shall assure its users of the free exercise of their right to choose an STFC carrier for the forwarding of long distance calls, in accordance with the regulation of the PCS, more specifically, the ADJUSTMENT RULES.

PROVISION 3.5 - Any changes in the shareholding composition of the Authorization Party are subject to control by ANATEL to verify the continued existence of the conditions required for the issuance and maintenance of the Authorization, according to the regulations.

SOLE PARAGRAPH. The mandatory pre-conditions for the issuance and maintenance of the Authorization, among others, include those provided in the General Authorization Plan for PCS, art. 10, Section 2 of PGO and art. 133 of LGT.

PROVISION 3.6 - The transfer f the Authorization will be subject to approval by ANATEL, in accordance with the requirements of Section 2 of Art. 136 of LGT.

SOLE PARAGRAPH. For the purposes of item I of art. 98 of LGT, the time of operation of the Mobile Cellular Service during the effective period of the Superseded Agreement will be taken into account.

PROVISION 3.7 - AUTHORIZED PARTY shall be free to establish the prices to be charged in the provision of the PCS, defining Service Plans with structures, forms, criteria and values which must be reasonable and not discriminatory, subject to variation according to technical characteristics, specific costs and facilities offered to the users, as defined in the PCS registration, more specifically the Rule for Adjustment.

                                   SECTION IV
                    COMMITMENTS REGARDING SCOPE OF SERVICES

PROVISION 4.1 The same commitments regarding scope of services provided in the Superseded Agreement shall remain in effect, including obligations related to customer services and coverage.

PROVISION 4.2 - Should AUTHORIZED PARTY fail to meet its commitments hereunder, it will be subject to the sanctions provided herein and in the regulation, as well as to potential forfeiture hereof.

                                   SECTION V
                              QUALITY OF SERVICES

PROVISION 5.1 - A premise of this Authorization is the satisfactory quality of the services provided by the AUTHORIZED PARTY, understood as services which meet the conditions of regularity, efficiency, security, up-to-datedness, generality and courtesy.

SECTION 1 - Regularity is understood as the continued operation of the service in strict compliance with the provisions of the rules established by ANATEL.

SECTION 2 - Efficiency is understood as the continued compliance with the parameters outlined herein and customer services provided within the timeframes established herein.

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SECTION 3 - Security in the operation of the services is understood as the maintenance of the confidentiality of the data relative to the use of the services by the customers, as well as the total protection of the confidentiality of the information transmitted under its responsibility.

SECTION 4 - Up-to-datedness is understood as the modernity of the equipment, the facilities and the techniques for service operation, with the application of technological advances which assuredly bring benefits to the users, in compliance with the provisions hereof.

SECTION 5 - Generality is understood as the provision of non-discriminatory services to any and all users, and AUTHORIZED PARTY agrees to provide the services to anyone who requests them, in accordance with the regulations.

SECTION 6 - Courtesy is understood as the prompt and respectful response to all users of the authorized service, as well as compliance with the obligations to inform and respond, promptly and politely, to anyone, whether user or not, who requests AUTHORIZED PARTY for any information, solutions or any other type of communication, pursuant to the provisions hereof.

PROVISION 5.2 - AUTHORIZED PARTY must meet the quality standards established in the General Quality Goal Plan (PGMQ) for PCS.

SOLE PARAGRAPH. For the purposes of the provisions of Section 5 of art. 1 of PGMQ - PCS, the effective date of the startup of commercial PCS operation in a locality where Mobile Cellular Services were already being provided is the date of publication of the summary of this Agreement.

PROVISION 5.3 - The operation of the authorized service may only be suspended in accordance with the regulations of the PCS, issued by ANATEL.

                                   SECTION VI
                                 NUMBERING PLAN

PROVISION 6.1 - AUTHORIZED PARTY agrees to obey the numbering regulations issued by ANATEL, and to assure the service users of the portability of the access codes, pursuant to the regulations.

                                   SECTION VII
                                 CHARGING USERS

PROVISION 7.1 - The amount, the form of measuring, and the criteria for charging for the services provided will be established by the AUTHORIZED PARTY based on the PCS regulations, while observing the provisions of clause 3.7 hereof.

                                  SECTION VIII
                           USER RIGHTS AND OBLIGATIONS

PROVISION 8.1 - The rights and obligations of users are those established in the LGT and in the regulations, without prejudice to the rights provided in Law n Degrees 8.078, dated 11 September 1990 in the applicable cases, nor the rights contained in the PCS service agreements.

                                   SECTION IX
                    AUTHORIZED PARTY'S RIGHTS AND OBLIGATIONS

PROVISION 9.1 - The AUTHORIZED PARTY's rights and obligations are those established in the LGT and in the applicable regulations.

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PROVISION 9.2 - Upon signing the service Agreement and purchasing the equipment and materials related to the services hereunder, AUTHORIZED PARTY undertakes to consider offers by independent suppliers, including Brazilian ones, and base its decisions, with regard to the various offers submitted, on the fulfillment of the objective criteria of price, delivery terms and technical specifications established in the pertinent regulation.

SOLE PARAGRAPH. In the aforementioned service agreements, the procedures to be applied are those outlined by the regulation on contracting services and purchasing equipment or materials by telecommunications service providers, as approved by Resolution no. Degrees 155 of ANATEL, on August 5th, 1999.

                                    SECTION X
                      ANATEL'S OBLIGATIONS AND PREROGATIVES

PROVISION 10.1 - In addition to the other privileges inherent to its function as a regulatory body and the other obligations arising herefrom, ANATEL shall:

I - monitor and inspect the rendering of services, in order to ensure compliance with the regulations;

II - regulate the operation of the authorized service;

III - apply the penalties provided in the regulation of the service and, specifically, in this Letter of Authorization;

IV - enforce the good quality of the service, receive, investigate and resolve complaints and claims by users, informing them, within 90 (ninety) days, of the measures taken to remedy the breach of their rights;

V - declare the termination of the Authorization in the cases provided in the LGT;

VI - enforce the guarantee of interconnection, settling any disputes arising between the AUTHORIZED PARTY and the other providers;

VII - permanently monitor the relationship between the AUTHORIZED PARTY and the other providers, settling eventual disputes;

VIII - inhibit any behavior of the AUTHORIZED PARTY contrary to the rules of competition, observing the scope of authority CADE (Administrative Council of Economic Defense), the regulations and especially Provisions 10.2. and 10.3. of this Section;

IX - perform the inspection activities of the service according to the provisions of this Letter of Authorization; and

X - collect the charges related to FISTEL (Telecomunicacoes Inspection Fund), applying the procedures provided in law.

PROVISION 10.2 - ANATEL may initiate an inquiry to check on non fulfillment of obligations (PADO), including any false statements or non-substantiation of the conditions declared by the AUTHORIZED PARTY, related to its stated absence of stockholding interest in other companies or other prohibited activities of economic concentration, whenever there is any evidence of relevant influence of the AUTHORIZED PARTY, or any of its subsidiaries, affiliates or parent companies, over a legal entity providing PCS, in accordance with the regulations for determination of control and transfer of control in telecommunications service providers, as approved by Resolution no. Degrees 101 of ANATEL, dated February 4th, 1999.

SOLE PARAGRAPH. Should it be confirmed, after the execution of the procedure outlined above, that there is any situation which represents a false statement or non-substantiation of the conditions declared by the AUTHORIZED PARTY, this fact shall result in the cancellation of this Authorization, pursuant to art. 139 of LGT.

PROVISION 10.3 - ANATEL may also initiate an administrative proceeding with the objective of determining any breach of economic policy as provided in Law n. Degrees 8.884/94.

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                                   SECTION XI
                               INSPECTION SYSTEM

PROVISION 11.1 - ANATEL will perform an inspection of the services rendered in order to ensure compliance with the commitments established herein.

Section 1 - The inspection performed by ANATEL shall comprise the inspection and follow-up of the activities, equipment and facilities of the AUTHORIZED PARTY, implying in full access to all data and information of the AUTHORIZED PARTY or third parties.

Section 2 - The information gathered during the inspection activities will be published in the Library [Biblioteca], except for the data which, upon request from the AUTHORIZED PARTY, are considered confidential material by ANATEL.

Section 3 - Any information classified as confidential according to the previous item will only be used in the proceedings related to this Letter of Authorization, and ANATEL and those appointed by ANATEL will be accountable for any disclosure, broad or restricted, of such information for other purposes.

PROVISION 11.2 - The AUTHORIZED PARTY, through its appointed representative, will be authorized to monitor any and all inspection activity by ANATEL, but cannot prevent or obstruct the inspection, under penalty of being subject to the sanctions of the regulation.

                                  SECTION XII
            TELECOMMUNICATION NETWORKS AND ACCESS TO VISITING USERS

PROVISION 12.1 - The AUTHORIZED PARTY, with respect to the installation and operation of the Telecommunication Networks intended for giving support to the rendering of PCS services, should take into consideration the provisions in the regulation, especially in the Telecommunication Services Regulation, amended by Resolution n.Degrees 73, of November 25th, 1998; the General Interconnection Regulation, approved by Resolution no Degrees 40, of July 23rd, 1998; and the PCS regulation.

SOLE PARAGRAPH. Any change in technology standards undertaken by the AUTHORIZED PARTY cannot result in a unilateral and arbitrary burden to the user, including with regard to the conditions in effect for service to visiting users.

PROVISION 12.2 - The remuneration for the use of networks between the AUTHORIZED PARTY and the rest of the telecommunication service providers will take into consideration the provision No. 152 of LGT and the PCS regulation, especially regarding the ADJUSTMENT RULES.

SOLE PARAGRAPH. The document provided in item 7 of the ADJUSTMENT RULES is found as Attachment I hereto.

                                  SECTION XIII
                                   SANCTIONS

PROVISION 13.1 - The AUTHORIZED PARTY is subject to inspection by ANATEL, taking into consideration the relevant legal and regulatory provisions, and should, when requested,

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render account according to PCS regulations, allowing free access to its technical resources and accounting records.

PROVISION 13.2 - The non-compliance with conditions or commitments related to the Authorization will render the AUTHORIZED PARTY subject to the sanctions of admonition, fine, temporary suspension or forfeiture, according to the provisions of the PCS regulations.

                                   SECTION XIV
                        TERMINATION OF THE AUTHORIZATION

PROVISION 14.1 - The Authorization will be terminated through cancellation, forfeiture, lapse, renunciation or annulment according to provisions 138 through 144 of LGT and the proceedings established in the regulation.

SOLE PARAGRAPH. The declaration of termination will not prevent the enforcement of the applicable remedies, according to the provisions of this Letter of Authorization, against the breaches perpetrated by the AUTHORIZED.

                                   SECTION XV
                      LEGAL SYSTEM AND APPLICABLE DOCUMENTS

PROVISION 15.1 - The Letter of Authorization is governed, without prejudice to the further rules of the Brazilian Legal System, by the LGT, and its consequential regulations.

PROVISION 15.2 - The operation of the services authorized hereunder must comply with ANATEL regulations, considered an integral part hereof, especially the documents listed in the PCS Regulation.

PROVISION 15.3 - The interpretation of the rules and provisions of this Letter of Authorization must take into consideration, besides the documents referred to in this Provision, the general rules of interpretation and the rules and principles of the LGT.

                                   SECTION XVI
                              TRANSITORY PROVISIONS

PROVISION 16.1 - Until the confirmation or the agreement of the VU-M, according to the choice of the PCS provider, both the amounts for the remuneration of the network as well as the criteria for processing and transfer of amounts among the Mobile Cellular Service and Commuted Fixed Telephony Service operators shall remain in effect.

                                  SECTION XVII
                                  JURISDICTION

PROVISION 17.1 - Any disputes arising from this Letter of Authorization will be judged by the Judicial Section of the Federal Justice District in Brasilia, Distrito Federal.

                                  SECTION XVIII
                                FINAL PROVISIONS

PROVISION 18.1 - This Letter of Authorization goes into effect when its summary is published in the Executive Federal Gazette.

PROVISION 18.2 - Except for the provisions expressly contained herein, all other provisions of the SUPERSEDED AGREEMENT, mentioned in Section 2 of Provision 1.1, become null and void.

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In witness whereof, the parties hereto sign this Agreement in three counterparts, in the presence of the undersigned witnesses, in order to produce the desired legal effect.

Brasilia, February _________ 2004.

BY ANATEL:

________________________________________
PEDRO JAIME ZILLER DE ARAUJO
CHAIRMAN OF THE BOARD OF DIRECTORS

________________________________________
ANTONIO CARLOS VALENTE DA SILVA
MEMBER OF THE BOARD

ON BEHALF OF THE AUTHORIZED PARTY:

________________________________________
JOAO COX NETO
PRESIDENT

________________________________________
RICARDO GRAU
DIRECTOR SUPERINTENDENT

Witnesses:

________________________________________
JARBAS JOSE VALENTE
4.346/D CREA-DF

________________________________________
NELSON MITSUO TAKAYANAGI
ID 435025 SSP/DF

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                                  ATTACHMENT I

                               STATEMENT OF OPTION

According to provision 7 of the ADJUSTMENT RULES, TELEMIG CELULAR S.A., CNPJ N. Degrees 02.320.739/001-06, represented herein by its director superintendent, RICARDO GRAU, Brazilian, married, business administrator, bearer of ID n. Degrees 12.147.806 SSP/DF and federal taxpayer identification number 093.310.178-39, with offices at Rua Levindo Lopes, 258 - 8th floor - Savassi 30140-170 - Belo Horizonte, opts to comply with item 5 and its sub-items of the Standard on Remuneration for the use of the Network of Personal Communication System - PCS operators, approved by Resolution n Degrees 319, of September 27th, 2002, requesting the confirmation of the TU-M of which the maximum amount should be the maximum amount of the initial VU-M in its Area of Operation.

Brasilia, February _______ 2004.

___________________
RICARDO GRAU
SUPERINTENDENT

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                                  ATTACHMENT I

                               STATEMENT OF OPTION

According to provision 7 of the ADJUSTMENT RULES, TELEMIG CELULAR S.A., CNPJ N.Degrees 02.320.739/001-06, represented herein by its director superintendent, RICARDO GRAU, Brazilian, married, business administrator, bearer of ID n. Degrees 12.147.806 SSP/DF and federal taxpayer identification number 093.310.178-39, with offices at Rua Levindo Lopes, 258 - 8th floor - Savassi 30140-170 - Belo Horizonte, opts to adopt VU-M with other telecommunications services provider(s).

Brasilia, February _______ 2004.

________________________________________
RICARDO GRAU
SUPERINTENDENT

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